UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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Dow Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

VOTE “AGAINST” AGENDA ITEMS 4 AND 5

March 24, 2023

Dear Fellow Stockholders:

We recently distributed proxy materials of Dow Inc. (the “Company” or “Dow”) in connection with the 2023 Annual Meeting of Stockholders to be held on April 13, 2023. Your vote and your support are very important at this year’s meeting.

This year’s agenda is critically important. In addition to requesting your support for our directors and management proposals, we ask for your support to vote AGAINST Agenda Items 4 and 5 regarding stockholder proposals for an Independent Board Chairman and a Single-Use Plastics Report, respectively. Your attention to these proposals is very important. As we set forth below, our Board follows best practices in corporate governance, which includes a solid independent leadership structure.

Additionally, with robust Board and committee oversight, Dow has already made significant investments and taken significant steps to advance a circular economy, develop renewable solutions and lead the future of the industry in transforming plastic waste into commercialized circular solutions.

Agenda Item 4, regarding an Independent Board Chairman

The Board believes that the combined CEO and Chairman roles and appointment of an independent Lead Director with clearly defined and expansive responsibilities is currently the most appropriate structure for the Company and is in the best interests of stockholders. To ensure independent oversight and accountability, the Company has adopted duties of the independent Lead Director viewed favorably among industry participants, such as coordinating with the Chairman and Committee Chairs to set and approve the Board agenda and materials as well as leading executive sessions of the independent directors.

The Board’s leadership structure is driven by the needs of the Company and is reviewed annually as part of the Company’s best practices in corporate governance. A comprehensive description of the Board’s leadership structure and the duties of the independent Lead Director is available beginning on page 24 of the 2023 Proxy Statement.

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 4 regarding an Independent Board Chairman.

Agenda Item 5, regarding a Single-Use Plastics Report

The Board has considered this proposal and deems it unnecessary and not in the best interests of the Company or its stockholders given the Company’s commitments in transforming waste into circular and renewable solutions and closing the loop as part of a circular economy.

Midland, Michigan USA

Dow Inc. Letter to Stockholders

March 24, 2023

Industry data demonstrates that Dow will not be materially impacted by contemplated plastics bans, even if all the plastics bans under consideration were hypothetically to come into effect. National bans of single-use plastics target the most littered items, including plastic items like cutlery, cups, and bags. Dow has limited participation in these single-use plastics which are most littered and are mostly of PS and PET composition that Dow does not directly produce and which have suitable alternatives. If these bans were to be expanded globally, they would impact less than 2% of 2022 Dow total sales. As such, an audited report on reduction of single-use plastics as requested by the proposal based on the proponent’s hypothetical scenario is a waste of company time and resources which are best spent on executing the programs, processes and systems already in place.

Through Dow’s leadership position in manufacturing and materials technology, we are actively advancing and supporting the development of the circular economy through our Transform the Waste target, whereby Dow will transform plastic waste and other forms of alternative feedstock to commercialize three million metric tons of circular and renewable solutions annually by 2030. We are also decarbonizing our assets and in turn, enabling our value chains to advance their respective sustainability agendas, including meeting climate reduction plans and using plastics that are circular by design and that have recycled content.

Dow has a robust process to monitor material risks and take meaningful actions, with oversight of the full Board. For these reasons, the Company believes there is nothing to be gained from the adoption of this proposal which is not in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 5 regarding a Single-Use Plastics Report.

We encourage you to review the stockholder proposals in their entirety, as well as management’s statements in opposition, beginning on page 102 of the 2023 Proxy Statement.

Voting is easy – have your control number ready and either call the number or go online to follow the instructions on the proxy card or the voting instruction form. You can also vote by mailing your completed proxy card or the voting instruction form in the pre-paid envelope provided.

If you hold shares in multiple accounts, please vote each proxy card and voting instruction form you receive to ensure that all your shares are represented at the 2023 Annual Meeting.

On behalf of your Board of Directors, thank you for your cooperation and continued support. We appreciate your vote.

Sincerely,

Jim Fitterling

Chairman and Chief Executive Officer

Please vote AGAINST stockholder proposal Agenda Items 4 and 5.

Your vote is important no matter how many shares you hold.

If you have any questions or need assistance voting your shares,

please call our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-399-1581.